CT COMMUNICATIONS, INC.

                             Press Release

  For Immediate Release

    CT COMMUNICATIONS, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

CHARLOTTE, N.C., August 28, 1998 -- The Board of Directors of CT Communications, Inc., has adopted a Shareholder Rights Plan designed to insure that shareholders of the Company receive fair and equal treatment in the event of a takeover of the Company and to guard against partial tender offers and other abusive takeover
tactics.   The Plan was not adopted in response to any effort to
acquire control of the Company, and the Board of Directors is not aware of any such effort.

Michael R. Coltrane, President and Chief Executive Officer of the Company, stated, "The Shareholder Rights Plan is intended to encourage anyone seeking to acquire the Company to negotiate directly with our Board of Directors prior to attempting a takeover. Although the Plan will not prevent a takeover of the Company, the Rights are intended to provide an appropriate and reasonable means of safeguarding the interests of all shareholders and to enable all shareholders of the Company to realize the long-term value of their investment in the Company."


Under the Plan, each holder of Voting Common Stock of the Company and each holder of Class B Nonvoting Common Stock of the Company of record at the close of business on August 28, 1998, will automatically receive a distribution of one Right for each share of Common Stock held. In addition, one Right will be delivered with each share of Voting Common Stock and Class B Nonvoting Common Stock issued after August 28, 1998. The Rights distribution is not taxable to the shareholders or the Company, has no dilutive effect, will not affect the Company's reported earnings per share and will not change the way in which the Company's shares are traded.

Each Right will entitle its holder to purchase (i) one share of Voting Common Stock of the Company for a purchase price of $500, in the event the Right was distributed with respect to Voting Common Stock, or (ii) one share of Class B Nonvoting Common Stock of the Company for a purchase price of $500, in the event the Right was distributed with respect to Class B Nonvoting Common Stock.

If a person or group, excluding L.D. Coltrane III, Chairman of the Board of the Company, or Michael R. Coltrane, President and Chief Executive Officer, acquires 15% or more of the Company's outstanding Voting Common Stock or Class B Nonvoting Common Stock or commences a tender or exchange offer that results in such level of ownership, then each Right (other than the Rights owned by such person or group) will entitle its holder to purchase, at the applicable purchase price, shares of the applicable class of Common Stock of the Company having a value equal to twice the applicable purchase price of the Rights.

In addition, if a person or group, other than L.D. Coltrane III or Michael R. Coltrane, acquires 15% or more of the Company's outstanding Voting Common Stock or Class B Nonvoting Common Stock and the Company either merges into another entity, another entity merges into the Company, or the Company sells 50% or more of its assets or earning power to another entity, each Right (other than those owned by the acquiror) will entitle its holder to purchase, upon payment of the applicable purchase price, shares of stock of the surviving entity which has a value equal to twice the applicable purchase price of the Rights.

Furthermore, at any time after any person or group, other than L.D. Coltrane III or Michael R. Coltrane, acquires 15% or more of the Company's outstanding Voting Common Stock or Class B Nonvoting Common Stock, but before any such person or group beneficially owns 50% of either class of stock, the Board of Directors may require that all or a portion of the outstanding Rights be exchanged for Common Stock of the Company on a pro rata basis at the rate of one share of the applicable class per outstanding Right of the same class.

The Board of Directors may also redeem the Rights at a price of $.01 per Right at any time prior to a specified period of time after a person or group, excluding L.D. Coltrane III and Michael
R. Coltrane, becomes the owner of 15% or more of the Company's Voting Common Stock or Class B Nonvoting Common Stock. The Rights will expire on August 27, 2008, unless redeemed earlier.

Additional details of the Plan will be outlined in a letter that will be mailed to the Company's shareholders on or about
September 21, 1998.

CT Communications, Inc. is a holding company providing telecommunications services and communications systems and products in North Carolina through its various subsidiaries.